Exhibit A

GKS FUNDING LLC

2550 N. Lakeview Avenue

Unit S2206

Chicago, Illinois 60614

March 31, 2017

VIA FACSIMILE AND EMAIL

Agritech Worldwide, Inc.

1011 Campus Drive

Mundelein, Illinois 60060

Attention: Jonathan Kahn

Re:	Notice of Default

Ladies and Gentlemen:

We refer to that certain Loan and Security Agreement, dated as of February 1, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Agritech Worldwide, Inc., a Nevada corporation (the “Borrower”), GKS Funding LLC (the “Agent”) and the Lenders from time to time party thereto. Unless otherwise specified herein, capitalized terms used in this letter shall have the meanings ascribed to them in the Loan Agreement.

This letter is to inform you that a certain Unmatured Event of Default under the Loan Agreement has occurred and is continuing due to the Borrower’s failure to pay interest on the Loans on March 31, 2017 in accordance with Section 3.1(A) of the Loan Agreement (the “Existing Default”), which Existing Default will become an Event of Default if not cured on or prior to April 15, 2017 pursuant to Section 11.1(A)(ii) of the Loan Agreement.

In accordance with the express terms of the Loan Agreement and in view of the existence of the Existing Default, the Agent and Lenders are under no obligation to make any Loans or other additional advances under the Loan Agreement, or to provide any other financial accommodations under the Loan Agreement. Further, this letter hereby notifies you that in the event the Existing Default is not cured on or prior to April 15, 2017, the Liabilities shall be immediately due and payable, without notice or demand by Agent or any Lender to the Borrower and Agent and Lenders may, at the election of Agent and the Required Lenders, exercise any of the remedies set forth in the Loan Agreement, the other Loan Documents, and as otherwise provided by applicable law.

In addition to the foregoing, we remind you that no temporary forbearance by Agent or Required Lenders (in each case, in their sole discretion) of any rights or remedies of Lenders, nor any delay or omission of Agent or Required Lenders (in each case, in their sole discretion) to exercise any right or remedy under the Loan Documents, nor the making of Loans or other advances under the Loan Agreement, or any other extension of credit or other financial accommodation from time to time by Agent or any Lender (in each case, in their sole discretion), notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loans or other advances, nor anything in this letter or any other communication or in any ongoing discussions or negotiations which have or may take place between or among Agent or any Lender and the Borrower shall directly or indirectly (a) create any obligation to defer or forbear from any enforcement action, (b) create any obligation to make any further Loans, extensions of credit or financial accommodations, (c) constitute or be construed as a consent or waiver of any past, present or future Event of Default, Default or other violation of any provisions of any Loan Document or an acquiescence therein, (d) amend, modify or operate as a waiver of any provision of any Loan Document or any right, power, privilege or remedy of Lenders thereunder, or (e) constitute a course of dealing or other basis for altering any Liabilities of the Borrower or any other Person under any Loan Document or any other contract or instrument. Nothing contained in this letter shall confer on the Borrower or any other Person any right to other or further notice or cure periods with respect to any Event of Default.

Each of Agent and Lenders hereby expressly reserves all of its rights, powers, privileges and remedies under the Loan Agreement and the other Loan Documents and/or applicable law, including, without limitation, its right at any time, as applicable, and without further notice, (i) to cease making Loans, (ii) to terminate its commitments, (iii) to accelerate the Loans, (iv) to commence any legal or other action to collect any or all of the Liabilities from the Loan Parties (including, without limitation, to charge, collect or demand interest at the Default Rate) and/or any Collateral or any property pledged by any other person or entity as security for any or all of the Liabilities, (v) to foreclose or otherwise realize on any or all of the Collateral and/or appropriate, set-off or apply to the payment of any or all of the Liabilities, any or all of the Collateral and (vi) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any Loan Document or applicable law. All such rights, powers, privileges and remedies are cumulative and without limitation of any other available rights, powers, privileges and remedies. No oral representations or course of dealing on the part of Agent or any Lender, or any of their respective officers, employees, attorneys or agents, and no failure or delay by any such Person with respect to the exercise of any right, power, privilege or remedy under any Loan Document or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

This letter is made under, and shall be governed by, the laws of the State of Illinois, without regard to conflict of law principles. If you have any questions, please do not hesitate to contact us.

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Very Truly Yours,

GKS Funding LLC, as Agent

By:	/s/ Mo Garfinkle
Name:	Mo Garfinkle
Title:	Manager

cc:	VIA FACSIMILE and EMAIL

Chrysler Building

405 Lexington Avenue

26th Floor, New York, New York 10174

Attention: Leslie Marlow

Facsimile No.: (212) 208-4657